F I R S T   B U S E Y   C O R P O R A T I O N
A N N O U N C E S
2 0 2 5
F I R S T
Q U A R T E R
R E S U L T S
Q 1  |  2 0 2 5

www.busey.com
INVESTOR CONTACT: Scott A. Phillips, Interim Chief Financial Officer | 239-689-7167
LEAWOOD, KS, April 22, 2025, (GLOBE NEWSWIRE) – First Busey Corporation (Nasdaq: BUSE) reports first quarter results.
Busey completed the transformative acquisition of CrossFirst Bankshares, Inc. on March 1, 2025, significantly impacting first quarter results and resetting the baseline for financial performance for future quarters in a multitude of positive ways.

Net Income (Loss)	Diluted EPS	Net Interest Margin[1]	ROAA[1]	ROATCE[1]
$(30.0) million $39.9 million (adj)[2]	$(0.44) $0.57 (adj)[2]	3.16% 3.08% (adj)[2]	(0.82)% 1.09% (adj)[2]	(7.99)% 10.64% (adj)[2]

MESSAGE FROM OUR CHAIRMAN & CEO	CONTENTS
The transformative partnership between Busey and CrossFirst takes our organization to new heights, combining our growing commercial bank with the power of Busey’s core deposit franchise, wealth management platform, and payment technology solutions at FirsTech, Inc. As we build upon Busey’s forward momentum, we are grateful for the opportunities to consistently earn the business of our customers, based on the contributions of our talented associates and the continued support of our loyal shareholders. Van A. Dukeman Chairman and Chief Executive Officer	Partnership with CrossFirst	2
	Financial Results	3
	Balance Sheet Strength	7
	Corporate Profile	11
	Non-GAAP Financial Information	12
	Forward-Looking Statements	18
	End Notes	19

PARTNERSHIP WITH CROSSFIRST
Effective March 1, 2025, First Busey Corporation (“Busey,” “Company,” “we,” “us,” or “our”), the holding company for Busey Bank, completed its previously announced acquisition (the “Merger”) of CrossFirst Bankshares, Inc. (“CrossFirst”) (NASDAQ: CFB), the holding company for CrossFirst Bank, pursuant to an Agreement and Plan of Merger, dated August 26, 2024, by and between Busey and CrossFirst (the “Merger Agreement”). This partnership creates a premier commercial bank in the Midwest, Southwest, and Florida, with 78 full-service locations across 10 states—Arizona, Colorado, Florida, Illinois, Indiana, Kansas, Missouri, New Mexico, Oklahoma, and Texas. The combined holding company will continue to operate under the First Busey Corporation name. Busey common stock will continue to trade on the Nasdaq under the “BUSE” stock ticker symbol.
Upon completion of the acquisition, each share of CrossFirst common stock converted to the right to receive 0.6675 of a share of Busey’s common stock, with the result that holders of Busey’s common stock owned approximately 63.5% of the combined company and holders of CrossFirst’s common stock owned approximately 36.5% of the combined company, on a fully-diluted basis. Further, upon completion of the acquisition, each share of CrossFirst preferred stock converted to the right to receive one share of Busey preferred stock.
CrossFirst Bank’s results of operations were included in Busey’s consolidated results of operations beginning March 1, 2025. Busey will operate CrossFirst Bank as a separate banking subsidiary until it is merged with and into Busey Bank, which is expected to occur on June 20, 2025. At the time of the bank merger, CrossFirst Bank locations will become banking centers of Busey Bank.
The acquisition was accretive to tangible book value, exceeding initial projections of a six-month earn back period.
Further details are included with Busey’s Current Report on Form 8‑K announcing completion of the acquisition, which was filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 3, 2025.
First Busey Corporation (BUSE) | 2025 Q1 — 2

FINANCIAL RESULTS

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three Months Ended
(dollars in thousands, except per share amounts)	March 31, 2025	December 31, 2024	March 31, 2024
Net interest income	$103,731	$81,578	$75,854
Provision for credit losses	42,452	1,273	5,038
Total noninterest income	21,223	35,221	34,913
Total noninterest expense	115,171	78,167	70,769
Income (loss) before income taxes	(32,669)	37,359	34,960
Income taxes	(2,679)	9,254	8,735
Net income (loss)	$(29,990)	$28,105	$26,225

Basic earnings (loss) per common share	$(0.44)	$0.49	$0.47
Diluted earnings (loss) per common share	$(0.44)	$0.49	$0.46
Effective income tax rate	8.20%	24.77%	24.99%
Busey’s results of operations for the first quarter of 2025 was a net loss of $(30.0) million, or $(0.44) per diluted common share, compared to net income of $28.1 million, or $0.49 per diluted common share, for the fourth quarter of 2024, and $26.2 million, or $0.46 per diluted common share, for the first quarter of 2024. Annualized return on average assets and annualized return on average tangible common equity2 were (0.82)% and (7.99)%, respectively, for the first quarter of 2025.
Busey views certain non-operating items, including acquisition-related expenses, restructuring charges, and one-time strategic events, as adjustments to net income reported under U.S. generally accepted accounting principles ("GAAP"). We also adjust for net securities gains and losses to align with industry and research analyst reporting. The objective of our presentation of adjusted earnings and adjusted earnings metrics is to allow investors and analysts to more clearly identify quarterly trends in core earnings performance. Non-operating pre-tax adjustments for acquisition and restructuring expenses2 in the first quarter of 2025 were $26.0 million. Further, $3.1 million other noninterest expense was recorded to establish an initial allowance for Unfunded Commitments2 and $42.4 million provision expense was recorded to establish an initial Allowance for Credit Losses for loans purchased without credit deterioration (“non-PCD” loans) immediately following the close of the acquisition in accordance with Accounting Standards Codification 326-20-30-15. Additionally, net securities losses were $15.8 million, primarily related to the execution of a strategic balance sheet repositioning. Lastly, $4.6 million in one-time deferred tax valuation expense2 was recorded in connection with the CrossFirst acquisition, which is expected to lower our effective blended state tax rate in future periods but created a negative adjustment to the carrying value of our deferred tax asset in the current period. For more information and a reconciliation of these non-GAAP measures (which are identified with the endnote labeled as 2) in tabular form, see "Non-GAAP Financial Information" beginning on page 12.
Adjusted net income2, which excludes the impact of non-GAAP adjustments, was $39.9 million, or $0.57 per diluted common share, for the first quarter of 2025, compared to $30.9 million, or $0.53 per diluted common share, for the fourth quarter of 2024 and $25.7 million or $0.46 per diluted common share for the first quarter of 2024. Annualized adjusted return on average assets2 and annualized adjusted return on average tangible common equity2 were 1.09% and 10.64%, respectively, for the first quarter of 2025.
Pre-Provision Net Revenue2
Pre-provision net revenue2 was $25.6 million for the first quarter of 2025, compared to $38.8 million for the fourth quarter of 2024 and $46.4 million for the first quarter of 2024. Pre-provision net revenue to average assets2 was 0.70% for the first quarter of 2025, compared to 1.28% for the fourth quarter of 2024, and 1.55% for the first quarter of 2024.
Adjusted pre-provision net revenue2 was $54.7 million for the first quarter of 2025, compared to $42.0 million for the fourth quarter of 2024 and $38.6 million for the first quarter of 2024. Adjusted pre-provision net revenue to average assets2 was 1.50% for the first quarter of 2025, compared to 1.38% for the fourth quarter of 2024 and 1.29% for the first quarter of 2024.
First Busey Corporation (BUSE) | 2025 Q1 — 3

Net Interest Income and Net Interest Margin2
Net interest income was $103.7 million in the first quarter of 2025, compared to $81.6 million in the fourth quarter of 2024 and $75.9 million in the first quarter of 2024.
Net interest margin2 was 3.16% for the first quarter of 2025, compared to 2.95% for the fourth quarter of 2024 and 2.79% for the first quarter of 2024. Excluding purchase accounting accretion, adjusted net interest margin2 was 3.08% for the first quarter of 2025, compared to 2.92% in the fourth quarter of 2024 and 2.78% in the first quarter of 2024.
Components of the 21 basis point increase in net interest margin2 during the first quarter of 2025, which includes approximately +12 basis points contributed by CrossFirst Bank, are as follows:
•Increased loan portfolio and held for sale loan yields contributed +36 basis points
•Increased purchase accounting accretion contributed +5 basis points
•Decreased borrowing expense contributed +3 basis points
•Decreased expense on rate swaps contributed +2 basis points
•Increased non-maturity deposit funding costs contributed -17 basis points
•Decreased cash and securities portfolio yield contributed -8 basis points
Based on our most recent Asset Liability Management Committee (“ALCO”) model, a +100 basis point parallel rate shock is expected to increase net interest income by 1.8% over the subsequent twelve-month period. Busey continues to evaluate and execute off-balance sheet hedging and balance sheet repositioning strategies as well as embedding rate protection in our asset originations to provide stabilization to net interest income in lower rate environments. Time deposit and savings specials have provided funding flows, and we had excess earning cash during the first quarter of 2025. A portion of the acquired CrossFirst Bank securities portfolio was liquidated when the acquisition was finalized, providing additional excess cash that will allow us to unwind non-core funding. As brokered CDs mature, Busey will continue to deploy excess cash to reduce wholesale funding levels during subsequent quarters. Total deposit cost of funds increased from 1.75% during the fourth quarter of 2024 to 1.91% during the first quarter of 2025. Deposit betas increased with the higher mix of acquired indexed and wholesale deposits and a full quarter of the consolidated Company’s funding base is projected to increase total deposit cost of funds during the second quarter of 2025. With the expectation of Busey paying down non-core funding, the deposit beta will lessen during the year and is expected to normalize in the 45% to 50% beta range. Growth in higher yielding earning assets is expected to offset the increased cost of funds pressure and we project further net interest margin expansion during the second quarter of 2025.
Noninterest Income

	Three Months Ended
(dollars in thousands)	March 31, 2025	December 31, 2024	March 31, 2024
NONINTEREST INCOME
Wealth management fees	$17,364	$16,786	$15,549
Fees for customer services	8,128	7,911	7,056
Payment technology solutions	5,073	5,094	5,709
Mortgage revenue	329	496	746
Income on bank owned life insurance	1,446	1,080	1,419
Realized net gains (losses) on the sale of mortgage servicing rights	—	—	7,465
Net securities gains (losses)	(15,768)	(196)	(6,375)
Other noninterest income	4,651	4,050	3,344
Total noninterest income	$21,223	$35,221	$34,913
Total noninterest income decreased by 39.7% compared to the fourth quarter of 2024 and decreased by 39.2% compared to the first quarter of 2024, primarily due to net securities losses that were recorded in connection with a strategic balance sheet repositioning.
First Busey Corporation (BUSE) | 2025 Q1 — 4

Excluding the impact of net securities gains and losses and the gains on the sale of mortgage servicing rights, adjusted noninterest income2 increased by 4.4% to $37.0 million, or 26.3% of operating revenue2, during the first quarter of 2025, compared to $35.4 million, or 30.3% of operating revenue2, for the fourth quarter of 2024. Compared to the first quarter of 2024, adjusted noninterest income2 increased by 9.4% from $33.8 million, or 30.8% of operating revenue2.
Our fee-based businesses continue to add revenue diversification. Wealth management fees, wealth management referral fees included in other noninterest income, and payment technology solutions contributed 61.1% of adjusted noninterest income2 for the first quarter of 2025.
Noteworthy components of noninterest income are as follows:
•Wealth management fees increased by 3.4% compared to the fourth quarter of 2024. Compared to the first quarter of 2024 wealth management fees increased by 11.7%. Busey’s Wealth Management division ended the first quarter of 2025 with $13.68 billion in assets under care, compared to $13.83 billion at the end of the fourth quarter of 2024 and $12.76 billion at the end of the first quarter of 2024. Our portfolio management team continues to focus on long-term returns and managing risk in the face of volatile markets and has outperformed its blended benchmark3 over the last three and five years. The Wealth Management segment reported another quarter of record high revenue for the first quarter of 2025.
•Payment technology solutions revenue decreased slightly compared the fourth quarter of 2024. Compared to the first quarter of 2024, payment technology solutions revenue decreased by 11.1% primarily due to decreases in income from electronic, online, and interactive voice response payments, partially offset by increases in lockbox and merchant services income.
•Fees for customer services increased by 2.7% compared to the fourth quarter of 2024 primarily due to increases in income from analysis charges and interchange fees, offset by lower non-sufficient funds charges. Compared to the first quarter of 2024, fees for customer services increased by 15.2% primarily due to increases in analysis charges, automated teller machine fees, and interchange fees, offset by lower non-sufficient funds charges. Increases in fees for customer services are primarily attributable to the inclusion of one month of CrossFirst’s income in our first quarter results.
•Other noninterest income increased by 14.8% compared to the fourth quarter of 2024 and by 39.1% compared to the first quarter of 2024. The increase for both periods was driven by increases in swap origination fee income, commercial loan sales gains, letter of credit fee income, and other real estate owned income, offset by decreases in venture capital income.
First Busey Corporation (BUSE) | 2025 Q1 — 5

Operating Efficiency

	Three Months Ended
(dollars in thousands)	March 31, 2025	December 31, 2024	March 31, 2024
NONINTEREST EXPENSE
Salaries, wages, and employee benefits	$67,563	$45,458	$42,090
Data processing expense	9,575	6,564	6,550
Net occupancy expense of premises	5,799	4,794	4,720
Furniture and equipment expense	1,744	1,650	1,813
Professional fees	9,511	4,938	2,253
Amortization of intangible assets	3,083	2,471	2,409
Interchange expense	1,343	1,305	1,611
FDIC insurance	2,167	1,330	1,400
Other noninterest expense	14,386	9,657	7,923
Total noninterest expense	$115,171	$78,167	$70,769
Total noninterest expense increased by 47.3% compared to the fourth quarter of 2024 and increased by 62.7% compared to the first quarter of 2024. Growth in noninterest expense was primarily attributable to one-time acquisition expenses related to the CrossFirst acquisition as well as added costs for operating expenses for two banks during one month of the quarter. Annual pre-tax expense synergy estimates resulting from the CrossFirst acquisition remain on track at $25.0 million. Busey anticipates a 50% rate of synergy realization in 2025 and 100% in 2026.
Adjusted noninterest expense2, which excludes acquisition and restructuring expenses, amortization of intangible assets, and the provision for unfunded commitments, was $82.9 million in the first quarter of 2025, compared to $72.6 million in the fourth quarter of 2024 and $68.6 million in the first quarter of 2024. As our business grows, Busey remains focused on prudently managing our expense base and operating efficiency.
Noteworthy components of noninterest expense are as follows:
•Salaries, wages, and employee benefits expenses increased by $22.1 million compared to the fourth quarter of 2024, and by $25.5 million compared to the first quarter of 2024, of which $15.6 million and $15.8 million, respectively, was attributable to increases in non-operating expenses, with additional severance, retention, and stock-based compensation. Busey has added 501 full time equivalent associates (“FTEs”) over the past year, mostly as a result of acquisitions, including 437 CrossFirst Bank FTEs added in March 2025 and 46 Merchants & Manufacturers Bank FTEs added in April 2024.
•Data processing expense increased by $3.0 million compared to both the fourth quarter of 2024 and the first quarter of 2024, of which $2.3 million and $2.2 million, respectively, was attributable to increases in non-operating expenses. Busey has continued to make investments in technology enhancements and has also experienced inflation-driven price increases.
•Professional fees increased by $4.6 million compared to the fourth quarter of 2024, of which $4.3 million was attributable to increases in non-operating expenses. Compared to the first quarter of 2024, professional fees increased by $7.3 million, of which $7.2 million was attributable to increases in non-operating expenses.
•Amortization of intangible assets increased by $0.6 million compared to the fourth quarter of 2024, and by $0.7 million compared to the first quarter of 2024. The CrossFirst acquisition added an estimated $81.8 million of finite-lived intangible assets, which will be amortized using an accelerated amortization methodology.
•Other noninterest expense increased by $4.7 million compared to the fourth quarter of 2024, and increased by $6.5 million compared to the first quarter of 2024, of which $0.3 million and $0.5 million, respectively, resulted from increases in non-operating expenses related to acquisition and restructuring expenses. Further, $3.1 million of non-operating expenses was recorded for the Day 2 provision for unfunded commitments. Multiple expense items contributed to the remaining fluctuations in this expense category, including marketing, business development, regulatory expenses, mortgage servicing rights valuation expenses, and other real estate owned.
First Busey Corporation (BUSE) | 2025 Q1 — 6

Busey’s efficiency ratio2 was 79.3% for the first quarter of 2025, compared to 64.5% for the fourth quarter of 2024 and 58.1% for the first quarter of 2024. Our adjusted efficiency2 ratio was 58.7% for the first quarter of 2025, compared to 61.8% for the fourth quarter of 2024, and 62.3% for the first quarter of 2024.
Busey’s annualized ratio of adjusted noninterest expense to average assets was 2.27% for the first quarter of 2025, compared to 2.39% for the fourth quarter of 2024 and 2.30% for the first quarter of 2024.
BALANCE SHEET STRENGTH

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

	As of
(dollars in thousands, except per share amounts)	March 31, 2025	December 31, 2024	March 31, 2024
ASSETS
Cash and cash equivalents	$1,200,292	$697,659	$591,071
Debt securities available for sale	2,273,874	1,810,221	1,898,072
Debt securities held to maturity	815,402	826,630	862,218
Equity securities	10,828	15,862	9,790
Loans held for sale	7,270	3,657	6,827
Portfolio loans	13,868,357	7,697,087	7,588,077
Allowance for credit losses	(195,210)	(83,404)	(91,562)
Restricted bank stock	53,518	49,930	6,000
Premises and equipment, net	182,003	118,820	121,506
Right of use assets	40,594	10,608	10,590
Goodwill and other intangible assets, net	496,118	365,975	351,455
Other assets	711,206	533,677	533,414
Total assets	$19,464,252	$12,046,722	$11,887,458

LIABILITIES & STOCKHOLDERS' EQUITY
Liabilities
Total deposits	$16,459,470	$9,982,490	$9,960,191
Securities sold under agreements to repurchase	137,340	155,610	147,175
Short-term borrowings	11,209	—	—
Long-term debt	306,509	227,723	223,100
Junior subordinated debt owed to unconsolidated trusts	77,117	74,815	72,040
Lease liabilities	41,111	11,040	10,896
Other liabilities	251,890	211,775	191,405
Total liabilities	17,284,646	10,663,453	10,604,807

Stockholders' equity
Retained earnings	249,484	294,054	248,412
Accumulated other comprehensive income (loss)	(172,810)	(207,039)	(222,190)
Other stockholders' equity[1]	2,102,932	1,296,254	1,256,429
Total stockholders' equity	2,179,606	1,383,269	1,282,651
Total liabilities & stockholders' equity	$19,464,252	$12,046,722	$11,887,458

SHARE AND PER SHARE AMOUNTS
Book value per common share[2]	$24.13	$24.31	$23.19
Tangible book value per common share[2]	$18.62	$17.88	$16.84
Ending number of common shares outstanding	90,008,178	56,895,981	55,300,008
___________________________________________
1.Net balance of preferred stock ($0.001 par value), common stock ($0.001 par value), additional paid-in capital, and treasury stock.
2.See “Non-GAAP Financial Information” for reconciliation.
First Busey Corporation (BUSE) | 2025 Q1 — 7

AVERAGE BALANCES (unaudited)

	Three Months Ended
(dollars in thousands)	March 31, 2025	December 31, 2024	March 31, 2024
ASSETS
Cash and cash equivalents	$861,021	$776,572	$594,193
Investment securities	2,782,435	2,597,309	2,907,144
Loans held for sale	3,443	6,306	4,833
Portfolio loans	9,838,337	7,738,772	7,599,316
Interest-earning assets	13,363,594	11,048,350	11,005,903
Total assets	14,831,298	12,085,993	12,024,208

LIABILITIES & STOCKHOLDERS’ EQUITY
Noninterest-bearing deposits	3,036,127	2,724,344	2,708,586
Interest-bearing deposits	9,142,781	7,325,662	7,330,105
Total deposits	12,178,908	10,050,006	10,038,691
Federal funds purchased and securities sold under agreements to repurchase	144,838	135,728	178,659
Interest-bearing liabilities	9,627,841	7,763,729	7,831,655
Total liabilities	12,896,222	10,689,054	10,748,484
Stockholders' equity - preferred	2,669	—	—
Stockholders' equity - common	1,932,407	1,396,939	1,275,724
Tangible common equity[1]	1,521,387	1,029,539	922,710
___________________________________________
1.See “Non-GAAP Financial Information” for reconciliation.
Busey’s financial strength is built on a long-term conservative operating approach. That focus will not change now or in the future.
Total assets were $19.46 billion as of March 31, 2025, compared to $12.05 billion as of December 31, 2024, and $11.89 billion as of March 31, 2024. Average interest-earning assets were $13.36 billion for the first quarter of 2025, compared to $11.05 billion for the fourth quarter of 2024, and $11.01 billion for the first quarter of 2024.
Portfolio Loans
We remain steadfast in our conservative approach to underwriting and our disciplined approach to pricing, particularly given our outlook for the economy in the coming quarters. Portfolio loans totaled $13.87 billion at March 31, 2025, compared to $7.70 billion at December 31, 2024, and $7.59 billion at March 31, 2024. Busey Bank’s portfolio loans grew by $133.6 million during the first quarter of 2025, with growth centered in the commercial category. In addition, as of March 31, 2024, CrossFirst Bank added $6.04 billion in loans to Busey’s loan portfolio.
Average portfolio loans were $9.84 billion for the first quarter of 2025, compared to $7.74 billion for the fourth quarter of 2024 and $7.60 billion for the first quarter of 2024.
Asset Quality
Asset quality continues to be strong. Busey Bank maintains a well-diversified loan portfolio and, as a matter of policy and practice, limits concentration exposure in any particular loan segment. CrossFirst Bank’s policies are similar in nature to Busey Bank’s policies and Busey is in the process of migrating the legacy CrossFirst portfolio toward Busey Bank’s policies.
First Busey Corporation (BUSE) | 2025 Q1 — 8

ASSET QUALITY (unaudited)

	As of
(dollars in thousands)	March 31, 2025	December 31, 2024	March 31, 2024
Total assets	$19,464,252	$12,046,722	$11,887,458
Portfolio loans	13,868,357	7,697,087	7,588,077
Loans 30 – 89 days past due	18,554	8,124	7,441
Non-performing loans:
Non-accrual loans	48,647	22,088	17,465
Loans 90+ days past due and still accruing	6,077	1,149	88
Non-performing loans	54,724	23,237	17,553
Other non-performing assets	4,757	63	65
Non-performing assets	59,481	23,300	17,618
Substandard (excludes 90+ days past due)	131,078	62,023	87,830
Classified assets	$190,559	$85,323	$105,448

Allowance for credit losses	$195,210	$83,404	$91,562

RATIOS
Non-performing loans to portfolio loans	0.39%	0.30%	0.23%
Non-performing assets to total assets	0.31%	0.19%	0.15%
Non-performing assets to portfolio loans and other non-performing assets	0.43%	0.30%	0.23%
Allowance for credit losses to portfolio loans	1.41%	1.08%	1.21%
Coverage ratio of the allowance for credit losses to non-performing loans	3.57 x	3.59 x	5.22 x
Classified assets to Bank Tier 1 capital[1] and reserves	8.40%	5.61%	7.24%
___________________________________________
1.Capital amounts for the first quarter of 2025 are not yet finalized and are subject to change.
Loans 30-89 days past due increased by $10.4 million compared to December 31, 2024, and increased by $11.1 million compared to March 31, 2024. Busey Bank’s loans 30-89 days past due were $6.1 million, a decrease of $2.0 million compared to December 31, 2024. CrossFirst Bank’s loans 30-89 days past due were $12.5 million as of March 31, 2025.
Non-performing loans increased by $31.5 million compared to December 31, 2024, and increased by $37.2 million compared to March 31, 2024. Busey Bank’s non-performing loans were $6.8 million, a decrease of $16.4 million compared to December 31, 2024. CrossFirst Bank’s non-performing loans were $47.9 million as of March 31, 2025. Continued disciplined credit management resulted in non-performing loans as a percentage of portfolio loans of 0.39% as of March 31, 2025, a 9 basis point increase from December 31, 2024, and a 16 basis point increase from March 31, 2024.
Non-performing assets increased by $36.2 million compared to December 31, 2024, and increased by $41.9 million compared to March 31, 2024. Busey Bank’s non-performing assets were $7.1 million, a decrease of $16.2 million compared to December 31, 2024. CrossFirst Bank’s non-performing assets were $52.4 million as of March 31, 2025. Non-performing assets represented 0.31% of total assets as of March 31, 2025, a 12 basis point increase from December 31, 2024, and a 16 basis point increase from March 31, 2024.
Classified assets increased by $105.2 million compared to December 31, 2024, and increased by $85.1 million compared to March 31, 2024. Busey Bank’s classified assets were $81.3 million, a decrease of $4.0 million compared to December 31, 2024. CrossFirst Bank’s classified assets were $109.3 million as of March 31, 2025.
The allowance for credit losses was $195.2 million as of March 31, 2025, representing 1.41% of total portfolio loans outstanding, and providing coverage of 3.57 times our non-performing loans balance. In connection with the CrossFirst acquisition, the Day 1 allowance recorded for loans that were purchased with credit deterioration (“PCD” loans) was $100.8 million. The Day 1 PCD allowance was recorded as an adjustment to the fair value of the PCD loans.
First Busey Corporation (BUSE) | 2025 Q1 — 9

NET CHARGE-OFFS (RECOVERIES) AND PROVISION EXPENSE (RELEASE) (unaudited)

	Three Months Ended
(dollars in thousands)	March 31, 2025	December 31, 2024	March 31, 2024
Net charge-offs (recoveries)	$31,429	$2,850	$5,216
Provision expense (release)	42,452	1,273	5,038
Net charge-offs increased by $28.6 million when compared to the fourth quarter of 2024, and by $26.2 million when compared with the first quarter of 2024. Net charge-offs include $29.6 million related to PCD loans acquired from CrossFirst Bank, which were fully reserved at acquisition and did not require recording additional provision expense.
Busey’s results for the first quarter of 2025 include $42.5 million provision expense for credit losses, which includes $42.4 million that was recorded to establish an initial allowance for credit losses on non-PCD acquired loans.
Deposits
Total deposits were $16.46 billion at March 31, 2025, compared to $9.98 billion at December 31, 2024, and $9.96 billion at March 31, 2024. Average deposits were $12.18 billion for the first quarter of 2025, compared to $10.05 billion for the fourth quarter of 2024 and $10.04 billion for the first quarter of 2024.
Core deposits2 accounted for 89.7% of total deposits as of March 31, 2025. The quality of our core deposit franchise is a critical value driver of our institution. We estimated that 32% of our deposits were uninsured and uncollateralized4 as of March 31, 2025, and we have sufficient on- and off-balance sheet liquidity to manage deposit fluctuations and the liquidity needs of our customers.
We have executed various deposit campaigns to attract term funding and savings accounts at a lower rate than our marginal cost of funds. New certificate of deposit production in the first quarter of 2025 had a weighted average term of 7.8 months at a rate of 3.58%, which was 96 basis points below our average marginal wholesale equivalent-term funding cost during the quarter.
Borrowings
As of March 31, 2025, Busey Bank held $16.7 million of long-term Federal Home Loan Bank (“FHLB”) borrowings. In comparison, Busey Bank had no short-term or long-term FHLB borrowings as of December 31, 2024, or March 31, 2024. As of March 31, 2025, CrossFirst Bank held $11.2 million of short-term FHLB borrowings and $61.9 million of long-term FHLB borrowings.
In addition, associated with the CrossFirst acquisition, Busey assumed trust preferred securities with a recorded balance of $2.2 million as of March 31, 2025.
Liquidity
As of March 31, 2025, our available sources of on- and off-balance sheet liquidity5 totaled $8.55 billion. Furthermore, our balance sheet liquidity profile continues to be aided by the cash flows we expect from our relatively short-duration securities portfolio. Those cash flows were approximately $119.7 million in the first quarter of 2025. Cash flows from maturing securities within our portfolio are expected to be approximately $302.3 million for the remainder of 2025, with a current book yield of 2.55%, and approximately $308.1 million for 2026, with a current book yield of 2.59%.
Capital Strength
The strength of our balance sheet is also reflected in our capital foundation. Although impacted by the strategic deployment of capital for the CrossFirst acquisition, our capital ratios remain strong, and as of March 31, 2025, our regulatory capital ratios continued to provide a buffer of more than $630 million above levels required to be designated well-capitalized. Busey’s Common Equity Tier 1 ratio is estimated6 to be 11.99% at March 31, 2025, compared to 14.10% at December 31, 2024, and 13.45% at March 31, 2024. Our Total Capital to Risk Weighted Assets ratio is estimated6 to be 14.87% at March 31, 2025, compared to 18.53% at December 31, 2024, and 17.95% at March 31, 2024.
First Busey Corporation (BUSE) | 2025 Q1 — 10

Busey’s tangible common equity2 was $1.68 billion at March 31, 2025, compared to $1.02 billion at December 31, 2024, and $931.2 million at March 31, 2024. Tangible common equity2 represented 8.83% of tangible assets at March 31, 2025, compared to 8.71% at December 31, 2024, and 8.07% at March 31, 2024.
Busey’s tangible book value per common share2 was $18.62 at March 31, 2025, compared to $17.88 at December 31, 2024, and $16.84 at March 31, 2024, reflecting a 10.6% year-over-year increase. The ratios of tangible common equity to tangible assets2 and tangible book value per common share have been impacted by the fair market valuation adjustment of Busey’s securities portfolio as a result of the current rate environment, which is reflected in the accumulated other comprehensive income (loss) component of shareholder’s equity.
Busey's strong capital levels, coupled with its earnings, have allowed the Company to provide a steady return to its stockholders through dividends. During the first quarter of 2025, we paid a dividend of $0.25 per share on Busey’s common stock, which represents a 4.2% increase from the previous quarterly dividend of $0.24 per share. Busey has consistently paid dividends to its common stockholders since the bank holding company was organized in 1980.
During the first quarter of 2025, Busey resumed making stock repurchases under its stock repurchase plan, purchasing 220,000 shares of its common stock at a weighted average price of $21.98 per share for a total of $4.8 million. As of March 31, 2025, Busey had 1,699,275 shares remaining on its stock repurchase plan available for repurchase.
FIRST QUARTER EARNINGS INVESTOR PRESENTATION
For additional information on Busey’s financial condition and operating results, please refer to our Q1 2025 Earnings Investor Presentation furnished via Form 8‑K on April 22, 2025, in connection with this earnings release.
CORPORATE PROFILE
As of March 31, 2025, First Busey Corporation (Nasdaq: BUSE) was a $19.46 billion financial holding company headquartered in Leawood, Kansas.
Busey Bank, a wholly-owned bank subsidiary of First Busey Corporation headquartered in Champaign, Illinois, had total assets of $11.98 billion as of March 31, 2025. Busey Bank currently has 62 banking centers, with 21 in Central Illinois markets, 17 in suburban Chicago markets, 20 in the St. Louis Metropolitan Statistical Area, three in Southwest Florida, and one in Indianapolis. More information about Busey Bank can be found at busey.com.
CrossFirst Bank, a wholly-owned bank subsidiary of First Busey Corporation headquartered in Leawood, Kansas, had total assets of $7.45 billion as of March 31, 2025. CrossFirst Bank currently has 16 banking centers located across Arizona, Colorado, Kansas, Missouri, New Mexico, Oklahoma, and Texas. More information about CrossFirst Bank can be found at crossfirstbank.com. It is anticipated that CrossFirst Bank will be merged with and into Busey Bank on June 20, 2025.
Through Busey’s Wealth Management division, the Company provides a full range of asset management, investment, brokerage, fiduciary, philanthropic advisory, tax preparation, and farm management services to individuals, businesses, and foundations. Assets under care totaled $13.68 billion as of March 31, 2025. More information about Busey’s Wealth Management services can be found at busey.com/wealth-management.
Busey Bank’s wholly-owned subsidiary, FirsTech, specializes in the evolving financial technology needs of small and medium-sized businesses, highly regulated enterprise industries, and financial institutions. FirsTech provides comprehensive and innovative payment technology solutions, including online, mobile, and voice-recognition bill payments; money and data movement; merchant services; direct debit services; lockbox remittance processing for payments made by mail; and walk-in payments at retail agents. Additionally, FirsTech simplifies client workflows through integrations enabling support with billing, reconciliation, bill reminders, and treasury services. More information about FirsTech can be found at firstechpayments.com.
For the fourth consecutive year, Busey was named among 2025’s America’s Best Banks by Forbes. Ranked 88th overall, Busey was one of seven banks headquartered in Illinois included on this year’s list. Busey was also named among the 2024 Best Banks to Work For by American Banker, the 2024 Best Places to Work in Money Management by Pensions and Investments, the 2024 Best Places to Work in Illinois by Daily Herald Business Ledger, the 2025 Best Places to Work in Indiana by the Indiana Chamber of Commerce, and the 2024 Best Companies to Work For in Florida by Florida Trend magazine. We are honored to be consistently recognized globally, nationally and locally for our engaged culture of integrity and commitment to community development.
First Busey Corporation (BUSE) | 2025 Q1 — 11

NON-GAAP FINANCIAL INFORMATION
This earnings release contains certain financial information determined by methods other than GAAP. Management uses these non-GAAP measures, together with the related GAAP measures, in analysis of Busey’s performance and in making business decisions, as well as for comparison to Busey’s peers. Busey believes the adjusted measures are useful for investors and management to understand the effects of certain non-core and non-recurring items and provide additional perspective on Busey’s performance over time.
The following tables present reconciliations between these non-GAAP measures and what management believes to be the most directly comparable GAAP financial measures.
These non-GAAP disclosures have inherent limitations and are not audited. They should not be considered in isolation or as a substitute for operating results reported in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Tax effected numbers included in these non-GAAP disclosures are based on estimated statutory rates, estimated federal income tax rates, or effective tax rates, as noted with the tables below.
First Busey Corporation (BUSE) | 2025 Q1 — 12

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited)

Pre-Provision Net Revenue and Related Measures

		Three Months Ended
(dollars in thousands)		March 31, 2025	December 31, 2024	March 31, 2024
Net interest income (GAAP)		$103,731	$81,578	$75,854
Total noninterest income (GAAP)		21,223	35,221	34,913
Net security (gains) losses (GAAP)		15,768	196	6,375
Total noninterest expense (GAAP)		(115,171)	(78,167)	(70,769)
Pre-provision net revenue (Non-GAAP)	[a]	25,551	38,828	46,373
Acquisition and restructuring expenses		26,026	3,585	408
Provision for unfunded commitments[1]		3,141	(455)	(678)
Realized (gain) loss on the sale of mortgage service rights		—	—	(7,465)
Adjusted pre-provision net revenue (Non-GAAP)	[b]	$54,718	$41,958	$38,638

Average total assets	[c]	14,831,298	12,085,993	12,024,208

Pre-provision net revenue to average total assets (Non-GAAP)[2]	[a÷c]	0.70%	1.28%	1.55%
Adjusted pre-provision net revenue to average total assets (Non-GAAP)[2]	[b÷c]	1.50%	1.38%	1.29%
___________________________________________
1.For the three months ended March 31, 2025, the provision for unfunded commitments included Day 2 provision expense of $3.139 million recorded in connection with the CrossFirst acquisition.
2.Annualized measure.
First Busey Corporation (BUSE) | 2025 Q1 — 13

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited)

Adjusted Net Income, Average Tangible Common Equity, and Related Ratios

		Three Months Ended
(dollars in thousands, except per share amounts)		March 31, 2025	December 31, 2024	March 31, 2024
Net income (loss) (GAAP)	[a]	$(29,990)	$28,105	$26,225
Acquisition expenses		26,026	2,469	285
Restructuring expenses		—	1,116	123
Day 2 provision for credit losses[1]		42,433	—	—
Day 2 provision for unfunded commitments[2]		3,139	—	—
Net securities (gains) losses		15,768	196	6,375
Realized net (gains) losses on the sale of mortgage servicing rights		—	—	(7,465)
Related tax (benefit) expense[3]		(22,069)	(1,014)	170
One-time deferred tax valuation adjustment[4]		4,591	—	—
Adjusted net income (Non-GAAP)[5]	[b]	$39,898	$30,872	$25,713

Weighted average number of common shares outstanding, diluted (GAAP)	[c]	68,517,647	57,934,812	56,406,500
Diluted earnings (loss) per common share (GAAP)	[a÷c]	$(0.44)	$0.49	$0.46

Weighted average number of common shares outstanding, diluted (Non-GAAP)[6]	[d]	69,502,717	57,934,812	56,406,500
Adjusted diluted earnings per common share (Non-GAAP)[5,6]	[b÷d]	$0.57	$0.53	$0.46

Average total assets	[e]	$14,831,298	$12,085,993	$12,024,208
Return on average assets (Non-GAAP)[7]	[a÷e]	(0.82)%	0.93%	0.88%
Adjusted return on average assets (Non-GAAP)[5,7]	[b÷e]	1.09%	1.02%	0.86%

Average common equity		$1,932,407	$1,396,939	$1,275,724
Average goodwill and other intangible assets, net		(411,020)	(367,400)	(353,014)
Average tangible common equity (Non-GAAP)	[f]	$1,521,387	$1,029,539	$922,710

Return on average tangible common equity (Non-GAAP)[7]	[a÷f]	(7.99)%	10.86%	11.43%
Adjusted return on average tangible common equity (Non-GAAP)[5,7]	[b÷f]	10.64%	11.93%	11.21%
___________________________________________
1.The Day 2 allowance for credit losses was recorded in connection with the CrossFirst acquisition to establish an allowance on non-PCD loans and is reflected within the provision for credit losses line on the Statement of Income.
2.The Day 2 provision for unfunded commitments was recorded in connection with the CrossFirst acquisition and is reflected within the other noninterest expense line, as a component of total noninterest expense, on the Statement of Income.
3.Tax benefits were calculated using tax rates of 25.3%, 26.8%, and 24.9% for the three months ended March 31, 2025, December 31, 2024, and March 31, 2024, respectively.
4.The deferred tax valuation adjustment was recorded in connection with the CrossFirst acquisition and relates to the expansion of Busey’s footprint into new states. The deferred tax valuation adjustment is reflected within the income taxes line on the Statement of Income.
5.Beginning in 2025, Busey revised its calculation of adjusted net income for all periods presented to include, as applicable, adjustments for net securities gains and losses, realized net gains and losses on the sale of mortgage servicing rights, and one-time deferred tax valuation adjustments. In 2024, these adjusting items were previously presented as further adjustments to adjusted net income.
6.Dilution includes shares that would have been dilutive if there had been net income during the period.
7.Annualized measure.
First Busey Corporation (BUSE) | 2025 Q1 — 14

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited)

Tax-Equivalent Net Interest Income, Adjusted Net Interest Income, Net Interest Margin, and Adjusted Net Interest Margin

		Three Months Ended
(dollars in thousands)		March 31, 2025	December 31, 2024	March 31, 2024
Net interest income (GAAP)		$103,731	$81,578	$75,854
Tax-equivalent adjustment[1]		537	446	449
Tax-equivalent net interest income (Non-GAAP)	[a]	104,268	82,024	76,303
Purchase accounting accretion related to business combinations		(2,728)	(812)	(204)
Adjusted net interest income (Non-GAAP)	[b]	$101,540	$81,212	$76,099

Average interest-earning assets (Non-GAAP)	[c]	$13,363,594	$11,048,350	$11,005,903

Net interest margin (Non-GAAP)[2]	[a÷c]	3.16%	2.95%	2.79%
Adjusted net interest margin (Non-GAAP)[2]	[b÷c]	3.08%	2.92%	2.78%
___________________________________________
1.Tax-equivalent adjustments were calculated using an estimated federal income tax rate of 21%, applied to non-taxable interest income on investments and loans.
2.Annualized measure.
First Busey Corporation (BUSE) | 2025 Q1 — 15

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited)

Adjusted Noninterest Income, Revenue Measures, Adjusted Noninterest Expense, Efficiency Ratios, and Adjusted Noninterest Expense to Average Assets

		Three Months Ended
(dollars in thousands)		March 31, 2025	December 31, 2024	March 31, 2024
Net interest income (GAAP)	[a]	$103,731	$81,578	$75,854
Tax-equivalent adjustment[1]		537	446	449
Tax-equivalent net interest income (Non-GAAP)	[b]	104,268	82,024	76,303

Total noninterest income (GAAP)		21,223	35,221	34,913
Net security (gains) losses		15,768	196	6,375
Noninterest income excluding net securities gains and losses (Non-GAAP)	[c]	36,991	35,417	41,288
Realized net (gains) losses on the sale of mortgage servicing rights		—	—	(7,465)
Adjusted noninterest income (Non-GAAP)	[d]	$36,991	$35,417	$33,823

Tax-equivalent revenue (Non-GAAP)	[e = b+c]	$141,259	$117,441	$117,591
Adjusted tax-equivalent revenue (Non-GAAP)	[f = b+d]	$141,259	$117,441	$110,126
Operating revenue (Non-GAAP)	[g = a+d]	$140,722	$116,995	$109,677

Adjusted noninterest income to operating revenue (Non-GAAP)	[d÷g]	26.29%	30.27%	30.84%

Total noninterest expense (GAAP)		$115,171	$78,167	$70,769
Amortization of intangible assets		(3,083)	(2,471)	(2,409)
Noninterest expense excluding amortization of intangible assets (Non-GAAP)	[h]	112,088	75,696	68,360
Acquisition and restructuring expenses		(26,026)	(3,585)	(408)
Provision for unfunded commitments[2]		(3,141)	455	678
Adjusted noninterest expense (Non-GAAP)[3]	[i]	$82,921	$72,566	$68,630

Efficiency ratio (Non-GAAP)	[h÷e]	79.35%	64.45%	58.13%
Adjusted efficiency ratio (Non-GAAP)[3]	[i÷f]	58.70%	61.79%	62.32%

Average total assets	[j]	$14,831,298	$12,085,993	$12,024,208
Adjusted noninterest expense to average assets (Non-GAAP)[4]	[i÷j]	2.27%	2.39%	2.30%
___________________________________________
1.Tax-equivalent adjustments were calculated using an estimated federal income tax rate of 21%, applied to non-taxable interest income on investments and loans.
2.For the three months ended March 31, 2025, the provision for unfunded commitments included Day 2 provision expense of $3.139 million recorded in connection with the CrossFirst acquisition.
3.Beginning in 2025, Busey revised its calculation of adjusted noninterest expense and the adjusted efficiency ratio for all periods presented to include, as applicable, adjustments for the provision for unfunded commitments. In 2024, these adjustments were previously presented as adjustments for adjusted core expense and the adjusted core efficiency ratio.
4.Annualized measure.
First Busey Corporation (BUSE) | 2025 Q1 — 16

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited)

Tangible Assets, Tangible Common Equity, and Related Measures and Ratio

		As of
(dollars in thousands, except per share amounts)		March 31, 2025	December 31, 2024	March 31, 2024
Total assets (GAAP)		$19,464,252	$12,046,722	$11,887,458
Goodwill and other intangible assets, net		(496,118)	(365,975)	(351,455)
Tangible assets (Non-GAAP)[1]	[a]	$18,968,134	$11,680,747	$11,536,003

Total stockholders' equity (GAAP)		$2,179,606	$1,383,269	$1,282,651
Preferred stock and additional paid in capital on preferred stock		(7,750)	—	—
Common equity	[b]	2,171,856	1,383,269	1,282,651
Goodwill and other intangible assets, net		(496,118)	(365,975)	(351,455)
Tangible common equity (Non-GAAP)[1]	[c]	$1,675,738	$1,017,294	$931,196

Tangible common equity to tangible assets (Non-GAAP)[1]	[c÷a]	8.83%	8.71%	8.07%

Ending number of common shares outstanding (GAAP)	[d]	90,008,178	56,895,981	55,300,008
Book value per common share (Non-GAAP)	[b÷d]	$24.13	$24.31	$23.19
Tangible book value per common share (Non-GAAP)	[c÷d]	$18.62	$17.88	$16.84
___________________________________________
1.Beginning in 2025, Busey revised its calculation of tangible assets and tangible common equity for all periods presented to exclude any tax adjustment.

Core Deposits and Related Ratio

		As of
(dollars in thousands)		March 31, 2025	December 31, 2024	March 31, 2024
Total deposits (GAAP)	[a]	$16,459,470	$9,982,490	$9,960,191
Brokered deposits, excluding brokered time deposits of $250,000 or more		(722,309)	(13,090)	(6,001)
Time deposits of $250,000 or more		(967,262)	(334,503)	(326,795)
Core deposits (Non-GAAP)	[b]	$14,769,899	$9,634,897	$9,627,395

Core deposits to total deposits (Non-GAAP)	[b÷a]	89.73%	96.52%	96.66%
First Busey Corporation (BUSE) | 2025 Q1 — 17

FORWARD-LOOKING STATEMENTS
This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to Busey’s financial condition, results of operations, plans, objectives, future performance, and business. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of Busey’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should,” “position,” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and Busey undertakes no obligation to update any statement in light of new information or future events.
A number of factors, many of which are beyond Busey’s ability to control or predict, could cause actual results to differ materially from those in any forward-looking statements. These factors include, among others, the following: (1) the strength of the local, state, national, and international economies and financial markets (including effects of inflationary pressures and supply chain constraints); (2) changes in, and the interpretation and prioritization of, local, state, and federal laws, regulations, and governmental policies (including those concerning Busey's general business); (3) the economic impact of any future terrorist threats or attacks, widespread disease or pandemics, or other adverse external events that could cause economic deterioration or instability in credit markets (including Russia’s invasion of Ukraine and the conflict in the Middle East); (4) unexpected results of acquisitions, including the acquisition of CrossFirst, which may include the failure to realize the anticipated benefits of the acquisitions and the possibility that the transaction and integration costs may be greater than anticipated; (5) the imposition of tariffs or other governmental policies impacting the value of products produced by Busey's commercial borrowers; (6) new or revised accounting policies and practices as may be adopted by state and federal regulatory banking agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission, or the Public Company Accounting Oversight Board; (7) changes in interest rates and prepayment rates of Busey’s assets (including the impact of sustained elevated interest rates); (8) increased competition in the financial services sector (including from non-bank competitors such as credit unions and fintech companies) and the inability to attract new customers; (9) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (10) the loss of key executives or associates, talent shortages, and employee turnover; (11) unexpected outcomes and costs of existing or new litigation, investigations, or other legal proceedings, inquiries, and regulatory actions involving Busey (including with respect to Busey’s Illinois franchise taxes); (12) fluctuations in the value of securities held in Busey’s securities portfolio, including as a result of changes in interest rates; (13) credit risk and risk from concentrations (by type of borrower, geographic area, collateral, and industry), within Busey's loan portfolio and large loans to certain borrowers (including commercial real estate loans); (14) the concentration of large deposits from certain clients who have balances above current Federal Deposit Insurance Corporation insurance limits and may withdraw deposits to diversify their exposure; (15) the level of non-performing assets on Busey’s balance sheets; (16) interruptions involving information technology and communications systems or third-party servicers; (17) breaches or failures of information security controls or cybersecurity-related incidents; (18) the economic impact on Busey and its customers of climate change, natural disasters, and exceptional weather occurrences such as tornadoes, hurricanes, floods, blizzards, and droughts; (19) the ability to successfully manage liquidity risk, which may increase dependence on non-core funding sources such as brokered deposits, and may negatively impact Busey's cost of funds; (20) the ability to maintain an adequate level of allowance for credit losses on loans; (21) the effectiveness of Busey’s risk management framework; and (22) the ability of Busey to manage the risks associated with the foregoing. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.
Additional information concerning Busey and its business, including additional factors that could materially affect Busey’s financial results, is included in Busey’s filings with the Securities and Exchange Commission.
First Busey Corporation (BUSE) | 2025 Q1 — 18

END NOTES

1	Annualized measure.
2
Represents a non-GAAP financial measure. For a reconciliation to the most directly comparable financial measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), see "Non-GAAP Financial Information.”

3	The blended benchmark consists of 60% MSCI All Country World Index and 40% Bloomberg Intermediate US Government/Credit Total Return Index.
4	Estimated uninsured and uncollateralized deposits consist of account balances in excess of the $250 thousand Federal Deposit Insurance Corporation insurance limit, less intercompany accounts, fully collateralized accounts (including preferred deposits), and pass-through accounts where clients have deposit insurance at the correspondent financial institution.
5	On- and off-balance sheet liquidity is comprised of cash and cash equivalents, debt securities excluding those pledged as collateral, brokered deposits, and Busey’s borrowing capacity through its revolving credit facility, the FHLB, the Federal Reserve Bank, and federal funds purchased lines.
6	Capital amounts and ratios for the first quarter of 2025 are not yet finalized and are subject to change.
First Busey Corporation (BUSE) | 2025 Q1 — 19

First Busey Corporation
11440 Tomahawk Creek Parkway, Leawood, KS 66211
NASDAQ: BUSE
Busey 2025 | All Rights Reserved
Busey’s Financial Suite of Services

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